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                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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                         Dominion Bridge Corporation

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                              [COMPANY LETTERHEAD]



DEAR FELLOW STOCKHOLDERS:                                     JULY 8, 1997

         The Kuhns committee has at last presented its plan to "revitalize" Dominion Bridge Corporation, and its proposals are both misleading and unworkable. It is no wonder that the committee has not included the terms and conditions of their proposal in their consent solicitation.

         The committee is asking the company's investment banker, Legg Mason Wood Walker, and the shareholders of Dominion Bridge to believe that it is ready to spend $106 million to finance its plan -- a sum that is unfunded, and that it is unlikely to raise based on the vague promises and questionable assertions in its proposals.

         But the committee needed to do something -- anything -- to counter the serious discussions your company is holding with Legg Mason. When they heard that Dominion Bridge was meeting with Legg Mason, they asked to present their own proposal -- a hastily written document that they brought to Legg Mason on July 2. And because anyone who took a serious, knowledgeable look at their plan would dismiss it as completely unrealistic, they hurriedly released it to the press at the time of the meeting, in an attempt to negotiate through the news media. They also tried to limit the company's opportunities to tell shareholders and the public the truth about the committee, by calling for a company response to their proposal by July 14, 1997.
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         WHAT IS THE TRUTH --

                  -- ABOUT FIRSTKEY?

         - The Kuhns committee's idea that Dominion Bridge acquire FirstKey Project Technologies, Inc. has serious flaws. Although the committee wants you -- and even Legg Mason -- to believe that FirstKey is a substantial, well-respected company, FirstKey is a startup company, with no track record. Before anyone takes this part of the Committee's proposal seriously, they need to ask themselves:

         WHY does FIRSTKEY not appear on the list of "Canada's Top 100 Contractors"?

         WHY is FIRSTKEY not a known entity to any surety bonding company?
         US $600 million of backlog requires bonding.  No Bonding - No Business!

         WHAT are FIRSTKEY'S assets and liabilities? Is FirstKey profitable?

         WHY didn't the Kuhns committee deliver FIRSTKEY'S financial statements to LEGG MASON?

         WHY does FIRSTKEY have its head office on the shelf of a law firm's office and have no corporate facilities?

         WHY is Kuhns' committee setting a double standard by proposing that DBC acquire a START-UP when Kuhns' committee criticizes the Company's current management for its recent successful acquisitions?

         WHY is Kuhns' committee negotiating the acquisition of FIRSTKEY for itself and then assigning it to DBC?

         WHY can't FIRSTKEY make a proposal directly to LEGG MASON?

         WHY this double dealing? This is precisely the criticism that the Kuhns committee is alleging of DBC'S management.

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         WHERE is the cash for the FIRSTKEY acquisition coming from?

         WHAT will be the dilution to DBC shareholders?

         WHAT are the terms and conditions of the Kuhns committee's proposed acquisition of FIRSTKEY?

         WHY should DBC shareholders be asked to finance a START-UP?



                  -- ABOUT ACQUIRING THE MINORITY INTEREST IN MDC?

         - The committee proposes to acquire the minority interest in McConnell Dowell.

         There are many reasons why this is unrealistic:

         HOW is the Kuhns committee planning to circumvent the significant limitations imposed on privatization under Australian law? The Kuhns committee has a copy of the legal opinion obtained by DBC to this effect.

         WHAT premium would DBC shareholders need to pay to the minority shareholders of MDC? Before the Kuhns committee's discussions with shareholders with regard to the privatization of MDC, its stock was trading in the range of A$2.50/$2.60. Since then, and more particularly since the publication of their news release relative to the privatization, MDC stock has skyrocketed to A$3.00+.

                  The Kuhns committee would have to purchase in excess of 15 million shares at a substantial premium in order to achieve its privatization objective.

                  DBC reminds its shareholders that DBC paid A$1.52 on a fully burdened basis, generating a 100% return on investment.

         HOW does the Kuhns committee propose to finance the approximately US$45 million to acquire the minority interests of MDC?

         HOW does the Kuhns committee plan to appropriate the MDC cash when MDC needs it all to finance its own substantial growth?

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         WHY privatize MDC when its cash is not available to finance North
         American financing requirements?

         WHY is MDC'S cash not available? In Asia, when dealing with Asian companies, bonding is achieved by using letters of credit representing 10% of the total project, which utilizes the credit facility.

         MDC has been successful in increasing its credit facility from A$19 million to A$43 million in order to support the financing of the substantial business signed over the last six months.


                  -- ABOUT CONTINGENT VALUE RIGHTS?

         - The Kuhns committee proposes to finance up to US$75 million of potential liability over the next 18 to 24 months by issuing contingent value rights. Let them try to answer the how and why of this proposal:

         HOW does the Kuhns committee propose to finance up to US$75 million of potential liability over the next 18-24 months created by the issuance of the CVR?

         HOW would the Kuhns committee correct the events of default on the bonding facility and credit facility caused by these unfunded liabilities?

         HOW would the Company obtain bonding and financing for its business with the newly contingent liability of the CVR?

         WHAT is the present value of the CVR to the DBC shareholders?

         WHY cap off the value of the DBC shares at $2.50 for the next 18-24 months?

         HOW does the issuance of the CVR inject cash into DBC?

         HOW will the Kuhns committee finance the day-to-day operations of DBC given the fact that a change in management is an event of default under the Company's existing financing arrangements?

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         WHY issue a CVR when DBC already has a rights plan protecting the DBC shareholders without any cost and any dilution to the existing DBC shareholders?

               -- ABOUT THE COMMITTEE'S UNFUNDED LIABILITIES?

               - To finance its plan, the committee will need to find cash for:

                  - The FirstKey acquisition

                  - FirstKey working capital and backlog

                  - Dominion Bridge Corp. backlog and working capital for North
                    America

                  - The MDC privatization

                  - Funding for the contingent value rights

                  - Furthermore, the Kuhns committee's own documentation
                    confirms that if the committee is successful, it will require Dominion Bridge to fund all of the committee's substantial proxy solicitation costs, amounting to hundreds of thousands of dollars.

                                       5
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                       WHERE IS THE VALUE TO THE COMPANY?

                     WHERE IS THE VALUE TO THE SHAREHOLDERS?

Since the beginning, the Kuhns committee has brought forward nothing positive. The Kuhns committee has relied only on negatives and on terrorist tactics aimed solely at destabilizing and depreciating DBC and its stock to make themselves look good.

         Kuhns Committee members have spread lies and rumors about DBC'S bonding and financing;

         Kuhns Committee members have tried to poison DBC'S long-term relationships with clients by contacting them and perpetuating these lies, innuendos and allegations;

         The Kuhns Committee calls DBC'S employees and seeds uncertainty about their jobs and plant closure;

         Kuhns Committee members have contacted DBC'S bankers and surety company insinuating that DBC had projects in difficulty and financial problems. All lies to destabilize DBC'S environment.

         THE KUHNS COMMITTEE HAS NO INTENTION OF ADDING VALUE

         THEY ARE INTENT ON CORPORATE TERRORISM AND DESTRUCTION

The Kuhns Committee does not care about DBC or its shareholders. The Kuhns Committee owns an insignificant amount of shares of DBC and Kuhns is using other people's money to fund his committee and find himself a job as DBC Chairman.

         THIS SCORCHED EARTH APPROACH BY THE KUHNS COMMITTEE

         DOES NOT DESERVE YOUR SUPPORT!

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         WHY VOTE FOR THIS UNFUNDED PROPOSAL?

         WHY VOTE FOR CORPORATE TERRORISTS?

         WHY VOTE NOW?

         WHY SUCCUMB TO THE KUHNS COMMITTEE SELF-
         SERVING TIME PRESSURE?


                    SERIOUS PROPOSALS THAT BRING VALUE TO DBC
                          ARE CURRENTLY BEING REVIEWED
                             KEEP YOUR OPTIONS OPEN!

           THE BOARD OF DIRECTORS OF DBC UNANIMOUSLY REJECTS THE KUHNS
                         COMMITTEE'S PROXY SOLICITATION

               THE BOARD OF DIRECTORS OF DBC UNANIMOUSLY SUPPORTS
                   MANAGEMENT AND THEIR PLAN FOR DBC'S FUTURE

          IF YOU HAVE ALREADY SIGNED A WHITE CONSENT CARD, PLEASE SIGN
                    AND SEND THE GREEN REVOCATION CARD NOW!



Very truly yours,

/s/ Nicolas Matossian                        /s/ Michel L. Marengere

Nicolas Matossian                            Michel L. Marengere
President and Chief Operating Officer        Chairman & Chief Executive Officer

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